SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         EAGLE PACIFIC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                         EAGLE PACIFIC INDUSTRIES, INC.
                            2430 METROPOLITAN CENTRE
                            333 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402

                        ---------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 27, 2000

                        ---------------------------------


TO THE SHAREHOLDERS OF EAGLE PACIFIC INDUSTRIES, INC.:

         Notice is hereby given that the Annual Meeting of Shareholders of Eagle Pacific Industries, Inc. will be held on Thursday, April 27, 2000, at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota. The meeting will convene at 3:15 p.m., Minneapolis Time, for the following purposes:

         1.       To set the number of directors at five.

         2. To elect one Class III director to serve until the 2003 Annual Meeting of Shareholders.


         3. To approve a 547,000 share increase in the number of shares reserved for grant under the Company's 1997 Stock Option Plan.


         4. To amend the Articles of Incorporation to change the Company's name to "PW Eagle, Inc."

         5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has fixed the close of business on March 17, 2000, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                        By Order of the Board of Directors,



                                        William H. Spell
                                        Chief Executive Officer
Minneapolis, Minnesota
March 23, 2000



================================================================================
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.
================================================================================

                         EAGLE PACIFIC INDUSTRIES, INC.

                            -------------------------

                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 27, 2000

                            -------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished to the shareholders of Eagle Pacific Industries, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on April 27, 2000, or any adjournment or adjournments thereof. The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors, and employees of the Company may solicit proxies by telephone, telegraph or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company's Common Stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

         Any proxy may be revoked at any time before it is voted by written notice to the Secretary or any other officer of the Company, or by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the Annual Meeting. Proxies not revoked will be voted in accordance with the choice specified by shareholders by means of the ballot provided on the Proxy for that purpose. Proxies which are signed but which lack any such specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the Meeting for purposes of determining a quorum but shall not be deemed to be represented at the Meeting for purposes of calculating the vote required for approval of such matter.

         The Company expects mailing of this Proxy Statement to shareholders of the Company will commence on or about March 23, 2000. The Company's corporate offices are located at 2430 Metropolitan Centre, 333 South Seventh Street, Minneapolis, Minnesota 55402, and its telephone number is (612) 305-0339.

                      OUTSTANDING SHARES AND VOTING RIGHTS


         The Board of Directors of the Company has fixed March 17, 2000, as the record date for determining shareholders entitled to vote at the meeting. Persons who were not shareholders on such date will not be allowed to vote at the Annual Meeting. At the close of business on March 17, 2000, 7,819,338 shares of the Company's Common Stock were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote at the Annual Meeting.

         The presence in person or by proxy of the holders of a combined majority of the shares of Common Stock and Preferred Stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table provides information as of March 17, 2000, concerning the beneficial ownership of the Company's voting securities by persons who are known to own five percent or more of a class of voting stock of the Company, by each executive officer named in the Summary Compensation Table, by each director, and by all directors and executive officers (including the named individuals) of the Company as a group. Unless otherwise noted, the person listed as the beneficial owner of the shares has sole voting and investment power over the shares.


                                                   SHARES
               NAME AND ADDRESS                 BENEFICIALLY         PERCENT OF
             OF BENEFICIAL OWNER                    OWNED             CLASS(1)
             -------------------                 -----------         ----------
         CB Capital Investors, L.P....          1,343,452(2)            14.7%
            380 Madison Avenue
            New York, NY 10017
         William H. Spell.............            643,763(3)(4)(5)       8.1%
            2430 Metropolitan Centre
            Minneapolis, MN 55402
         Massachusetts Mutual Group               597,090(6)             7.1%
            1295 State Street
            Springfield, MA 01111
         Perkins Capital Management,              487,099                6.2%
                Inc...................
            730 East Lake Street
            Wayzata, MN  55391
         William Blair Mezzanine......            435,000                5.6%
            Capital Fund, L.P.
            222 West Adams Street
            Chicago, IL 60606
         Harry W. Spell...............            435,892(4)(5)(7)       5.5%
            2430 Metropolitan Centre
            Minneapolis, MN 55402
         George R. Long...............            263,947(8)             3.4%
            29 Las Brisas Way
            Naples, FL 33963
         Bruce A. Richard.............            200,157(5)(9)          2.5%
            2458 Farrington Circle
            Roseville, MN 55113
         Richard W. Perkins...........            179,082(5)(10)         2.3%
            730 East Lake Street
            Wayzata, MN 55391
         G. Peter Konen...............            161,300(11)            2.1%
            818 N. Shore Drive
            Hastings NE  68901
         James K. Rash................             82,500                1.1%
            1550 Valley River Drive
            Eugene, OR 97440
         Larry I. Fleming.............             72,500                *
            1550 Valley River Drive
            Eugene, OR 97440
         David P. Schnase.............             30,000(11)            *
            18 Deer Trail
            Hastings, NE  68901
         All Directors and Current....          2,088,921(12)           25.9%
            Officers as a Group (12
            persons)


-----------------
*        Less than 1%

(1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of March 17, 2000 or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by the group.

(2) Such shares are not outstanding but may be purchased upon exercise of currently exercisable warrants to purchase Common Stock.

(3) Includes 100,800 shares which may be purchased upon exercise of currently exercisable options and 21,429 shares held by Mr. Spell's wife.

(4) Includes 65,500 shares held by the Spell Family Foundation. Messrs. Harry Spell and William Spell share voting and dispositive power over such shares.

(5)      Messrs. William H. Spell, Harry W. Spell, Richard W. Perkins and Bruce
         A. Richard have individually acquired securities of the Company from the Company and in open market transactions and each of them individually anticipates that he will acquire additional securities of the Company in the future. Such persons have entered into an agreement which requires that a majority of them approve any sale of securities of the Company by any of them. This agreement is designed to keep all of such persons interested and focused on the long-term success of the Company and recognizes that each of such persons contributes specific expertise to the Company through their positions as directors and/or officers. The agreement does not require that such persons vote their shares in any specific manner or act in concert in connection with any purchase or sale of securities of the Company.

(6) Such shares are not outstanding but may be purchased upon exercise of currently exercisable warrants to purchase Common Stock held by Massachusetts Mutual Life Insurance Company (238,836 shares), MassMutual Corporate Investors (197,040 shares), MassMutual Participation Investors (101,505 shares) and MassMutual Corporate Value Partners Ltd. (59,709 shares).

(7) Includes 58,560 shares which may be purchased upon exercise of currently exercisable options.

(8) Includes 17,140 shares which may be purchased upon exercise of currently exercisable options.

(9) Includes 43,560 shares which may be purchased upon exercise of currently exercisable options.

(10) Includes 17,140 shares which may be purchased upon exercise of currently exercisable options, 11,429 shares held by a Profit Sharing Trust for Mr. Perkins' benefit, and 10,000 shares held by the Perkins Foundation. Does not include 487,099 shares held by Perkins Capital Management, Inc. as to which Mr. Perkins has no voting or investment power.

(11)     The information provided is as of December 31, 1999.

(12) Includes 241,280 shares which may be purchased upon exercise of currently exercisable options.


                             SET NUMBER OF DIRECTORS
                                (PROPOSAL NO. 1)

         The Bylaws of the Company provide that the number of directors shall not be less than three nor more than twelve, as determined by the shareholders. The Board of Directors recommends that the number of directors be set at five. Each Proxy will be voted for or against such number, or not voted at all, as directed in the Proxy.

VOTE REQUIRED; RECOMMENDATION

         The adoption of the resolution to set the number of directors requires the affirmative vote of the greater of (1) a majority of the voting power of shares represented in person or by proxy at the Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting. The Board of Directors recommends that the shareholders vote in favor of this Proposal No. 1.


                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 2)

GENERAL INFORMATION

         The Board of Directors consists of three classes of Directors, Class I who hold office until the 2002 Annual Shareholders Meeting, Class II who hold office until the 2001 Annual Shareholders Meeting and Class III who hold office until the 2000 Annual Shareholders Meeting or, in all cases, until their successors are elected. During the fiscal year, as a result of the resignations of all Class III directors elected by the shareholders at the last annual meeting and in order to comply with a Bylaw provision that the number of members of each class of directors be as nearly equal as possible, Harry W. Spell was moved from Class I to Class III. Accordingly, Harry W. Spell is the current Class III director whose terms expires as of this Annual Meeting. Mr. Spell has been nominated for election as Class III Director by the Board of Directors and has consented to being named as a nominee. It is intended that solicited proxies will be voted for such nominee. The Company believes that Mr. Spell will be able to serve; but in the event he is unable to serve as a director, the persons named as proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose or, in the absence of such proposal, for such fewer directors as results from the inability of Mr. Spell to serve.

The Board currently consists of five directors, including the nominee listed below:

         Class III Nominee whose term of office will be until the 2003 Annual Meeting of Shareholders if elected by the shareholders of the Company:

                           Harry W. Spell (1)(4)

         Class II Directors whose terms of office will continue until the 2001 Annual Meeting of Shareholders:

                           William H. Spell(2)(4)
                           Bruce A. Richard(1)(3)(4)

         Class I Directors whose terms of office will continue until the 2002 Annual Meeting of Shareholders:

                           George R. Long(3)
                           Richard W. Perkins (1)(2)(3)

---------------

(1)      Member of Compensation Committee
(2)      Member of Nominating Committee
(3)      Member of Audit Committee
(4)      Member of Executive Committee

         The following is information concerning the principal occupations for at least the past five years of the nominees and those directors whose terms will continue beyond the Annual Meeting:

         HARRY W. SPELL, age 76, has been chairman of the board since January 1992. He also served as chief executive officer of the Company from January 1992 to January 1997. In addition, Mr. Spell is the chief financial manager and chairman of the board of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. He was employed by Northern States Power, a Fortune 500 company, from 1949 until August 1988, where he served as senior vice president, finance and chief financial officer. Mr. Spell currently serves as a director of Appliance Recycling Centers of America, Inc., as well as several private organizations.

         WILLIAM H. SPELL, age 43, has been a director of the Company since January 1992 and chief executive officer since January 1997, and served as the Company's president from January 1992 to January 1997. In addition, Mr. Spell is the president of Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Spell has been involved in private equity investing since 1988. From 1981 through 1988, Mr. Spell was vice president and director of corporate finance at John G. Kinnard & Co., a regional investment banking firm located in Minneapolis, Minnesota. Mr. Spell has a B.S. and an M.B.A. degree from the University of Minnesota.

         BRUCE A. RICHARD, age 70, has been a director of the Company since March of 1992 and vice chairman since February 1996. He also served as secretary of the Company from mid-1993 to August 1998, as chief financial officer from mid-1993 to February 1996 and treasurer from mid-1993 to March 1998. In addition, Mr. Richard is affiliated with Spell Capital Partners, LLC, a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Richard has been involved in private equity investing since 1988. He retired as president and chief operating officer of Northern States Power Company, a Fortune 500 company, in July of 1986. He is a former member of the Board of Regents of St. John's University, and is actively involved in other philanthropic organizations.

         GEORGE R. LONG, age 69, has been a director of the Company since 1986. He has served as Chairman of the Board of Directors of the Mayfield Corporation, a financial advisory firm, since 1973. For over five years, he has been a private investor. Mr. Long also is a director of the IAI Series of Mutual Funds, Minneapolis, Minnesota.

         RICHARD W. PERKINS, age 69, has been a director of the Company since January 1992. Mr. Perkins has been President of Perkins Capital Management, Inc., a registered investment adviser, since 1984 and has had over 40 years experience in the investment business. Prior to establishing Perkins Capital Management, Inc., Mr. Perkins was a Senior Vice President at Piper Jaffray Inc. where he was involved in corporate finance and venture capital activities, as well as rendering investment advice to domestic and international investment managers. Mr. Perkins is also affiliated with Spell Capital Partners, LLC, which is a private equity firm which focuses on leveraged acquisitions of established businesses in the Upper Midwest. Mr. Perkins is a director of various public companies, including: Bio-

Vascular, Inc., Lifecore Biomedical, Inc., iNTELEFILM Corporation, CNS, Inc., Quantech Ltd., Nortech Systems, Inc., Vital Images, Inc. and Harmony Holdings, Inc.

         Harry W. Spell is William H. Spell's father.

VOTE REQUIRED; RECOMMENDATION

         The election of each nominee requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting. The Board recommends that shareholders vote "For" the nominee for Class III director named above.

COMMITTEE AND BOARD MEETINGS

         The Company has an Audit Committee whose members are Messrs. Richard (Chairman), Long and Perkins and which met twice during fiscal 1999. The Audit Committee, among other responsibilities, recommends to the full Board of Directors the selection of auditors and reviews and evaluates the activities and reports of the auditors, as well as the internal accounting controls of the Company.

         The Company has a Compensation Committee whose members are Messrs. Perkins (Chairman), Harry Spell and Richard. The Compensation Committee is charged with determining the compensation to be paid to officers of the Company and to determine other compensation issues if requested by the Board of Directors. The Compensation Committee did not formally meet during fiscal 1999. In lieu of Compensation Committee meetings, the Board of Directors determined compensation issues.

         Finally, the Company has a Nominating Committee whose members are Messrs. William Spell (Chairman) and Perkins. The Nominating Committee met once in fiscal 1999. The Nominating Committee presents nominees for members on the Board of Directors to the full Board of Directors for approval. The Nominating Committee does consider nominees recommended by Company shareholders. Such recommendations should be submitted in writing to William Spell and include a biography of the nominee.

         The directors and committee members communicate informally to discuss the affairs of the Company and, when appropriate, take formal Board and Committee action by unanimous written consent of all directors or committee members, in accordance with Minnesota law, rather than hold formal meetings. The Board of Directors met formally nine times during fiscal 1999. Each director attended all meetings of the Board of Directors and any committee on which he served.


                             EXECUTIVE COMPENSATION

BOARD OF DIRECTOR'S REPORT ON EXECUTIVE COMPENSATION

         COMPENSATION COMMITTEE'S RESPONSIBILITY. The Compensation Committee of the Board of Directors is currently composed of directors Richard W. Perkins, who is the Chairman of the Committee, Bruce A. Richard and Harry W. Spell. Harry
W. Spell was Chairman of the Board of the Company during 1999. Bruce A. Richard was Vice Chairman of the Board during 1999. The Committee is responsible for developing and making recommendations to the Board with respect to compensation of the executive officers of the Company. Although the Company has a Compensation Committee, during fiscal 1999 the Board of Directors assumed responsibility for compensation matters.

         COMPENSATION PHILOSOPHY. The Company is concerned with finding and retaining top quality people. The Committee and the Board look at industry averages and surveys, and considers location as well in setting salaries.

         The executive compensation plan is comprised of base salaries, annual EBITDA performance bonuses, long-term incentive compensation in the form of stock option awards and Company loans to purchase stock, and various benefits in which all qualified employees of the Company participate. In addition, special cash bonuses or stock options related to non-recurring, extraordinary performance may be awarded from time to time.

         BASE SALARY. Base salaries for executive officers are reviewed by the Committee or the Board on an annual basis. Each year the Committee or the Board assesses the executive employee's level of responsibility, experience, and external market practices. For the year ended 1999, salaries rose slightly. Each year the Committee or the Board reviews the Company's performance and recommends to the full Board the salaries for the coming year. The Chief Executive Officer's salary increased more substantially as a result of the acquisition of Pacific Western Extruded Plastics Company (PW Pipe) to reflect increases in responsibility associated with the growth in size of the Company.

         ANNUAL INCENTIVES. In 1996, the Company adopted an EBITDA (earnings before interest, taxes, depreciation and amortization) Bonus Plan (the "Bonus Plan"). Generally, executives receive a percentage, up to 100%, of potential bonuses based upon the Company's performance relative to EBITDA goals as well as subjective goals. Under the Bonus Plan, the Board of Directors establishes the Company's EBITDA goals and identifies other factors that will be considered in awarding bonuses. The Compensation Committee presents recommendations to the Board for executives' potential bonuses for the Board's approval.

         LONG-TERM INCENTIVES. The Company may grant some executive level employees long-term awards, including stock options pursuant to the Company's 1997 Stock Option Plan. Prior to 1997 the Company had a 1991 Stock Plan; however beginning in 1997, awards under the 1991 Stock Plan will no longer be made. The Company adopted a Leverage Equity Purchase Plan (the "LEPP") in 1996 under which the Company loans 90% of the cost of purchasing shares of the Company's common stock to selected employees. The purpose of the LEPP is to more closely align the goals and motivation of management with those of other shareholders and to provide key personnel with a long-term capital accumulation opportunity. No grants were made under the LEPP during fiscal 1999 and the Company has determined that it will no longer make grants under the LEPP.

         OTHER COMPENSATION PLANS. The Company has adopted certain broad-based employee benefit plans in which all employees, including the named executives, are permitted to participate on the same terms and conditions relating to eligibility and generally subject to the same limitation on the amounts that may be contributed or the benefits payable under those plans. The Company maintains plans qualified under I.R.C. Section 401(k), and the Company made aggregate contributions to such plans of $821,000 for fiscal year 1999.

         CHIEF EXECUTIVE OFFICER COMPENSATION. William H. Spell served as the Company's Chief Executive Officer in 1999. The Chief Executive Officer is evaluated annually based on several factors, including the Company's achievement of targeted EBITDA goals. The Chief Executive Officer is charged with maximizing the Company's cash flow, as well as executing the corporate growth strategy, through both internal growth and growth by acquisition. During 1999, the Company completed an acquisition of PW Pipe and Mr. Spell was awarded a closing bonus of $175,000 in connection with the transaction.

                                 George R. Long
                                 Richard W. Perkins
                                 Bruce A. Richard
                                 Harry W. Spell
                                 William H. Spell
                                     Members of the Board of Directors

SUMMARY COMPENSATION TABLE

         The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during the last three fiscal years to the Chief Executive Officer of the Company and the executive officers of the Company who received more than $100,000 during fiscal 1999:

                                                                          LONG-TERM COMPENSATION
                                                                    ---------------------------------
                                                                             AWARDS           PAYOUTS
                                       ANNUAL COMPENSATION          -----------------------   -------
                                ---------------------------------                SECURITIES
                                                                    RESTRICTED   UNDERLYING
                                                     OTHER ANNUAL      STOCK      OPTIONS/     LTIP      ALL OTHER
NAME AND PRINCIPAL               SALARY     BONUS    COMPENSATION     AWARD(S)      SARs      PAYOUTS   COMPENSATION
    POSITION           YEAR       ($)        ($)        ($)(1)         ($)(2)       (#)         ($)          ($)
------------------     ----     -------    -------   ------------   ----------   ----------   -------   ------------
William H. Spell,      1999     145,700    280,000         0           70,000      10,000        0         7,404(3)
   Chief Executive     1998     115,000     51,000         0             0        120,000        0         5,072
   Officer             1997     108,000     12,750         0             0        100,000        0         3,236

James K. Rash,         1999(4)   68,368     86,576         0          103,313      72,500        0        11,871(5)
   President

Larry I. Fleming,      1999(4)   53,172     46,207         0          105,000      67,500        0        10,845(6)
   Sr. Vice President

G. Peter Konen,        1999     193,800     84,500         0             0           0           0       305,904(7)
   Former President    1998     182,000     81,000         0             0         75,000        0         5,072
                       1997     175,000     20,250         0             0         80,000        0         3,469

David P. Schnase,      1999     155,357     35,000         0             0           0           0       142,404(8)
   Former Sr. Vice     1998     130,000     35,000         0             0           0           0         5,072
   President           1997     125,000      8,750         0             0         44,500        0         3,469

----------------------

(1) Does not include car allowances or personal use of Company car, group life insurance or other personal benefits, the aggregate amount of which was less than 10% of the individual's listed compensation.

(2) Dividends, if declared by the Company, will be paid on the shares. Aggregate shares of restricted stock held by the named executive officers at December 31, 1999 and the value of such shares on that date (based on a closing stock price of $4.25 per share) are as follows: Mr. Spell held 20,000 shares valued at $85,000; Mr. Rash held 29,000 shares valued at $123,250; and Mr. Fleming held 30,000 shares valued at $127,500.

(3)      Amount reflects Company contributions to the 401(k) Plan.

(4) Mr. Rash and Mr. Fleming began employment with the Company during fiscal 1999.

(5) Amount includes Company contributions to the 401(k) Plan ($2,600) and nonqualified pension plan ($9,271).

(6) Amount includes Company contributions to the 401(k) plan ($2,600) and nonqualified pension plan ($8,245).

(7) Amount includes Company contributions to the 401(k) Plan ($7,404) and amount accrued for severance payment ($298,500).

(8) Amount includes Company contributions to the 401(k) Plan ($7,404) and amount accrued for severance payment ($135,000).

EMPLOYMENT AGREEMENTS

         The Company has an employment agreement with William H. Spell, Chief Executive Officer of the Company, for a term ending December 31, 2002. Under such contract, Mr. Spell will receive an annual base salary of not less than $200,000 and a $600 per month car allowance. Along with his base salary, he can receive an annual bonus of up to 50% of his base salary if the Company meets certain operating profit levels. In addition, under the terms of the Agreement, Mr. Spell received a special transaction bonus upon closing of the Company's acquisition of PW Pipe. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Spell's base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

         The Company has an employment agreement with James K. Rash, President of the Company, for a term ending December 31, 2000 which renews automatically for successive one-year terms. Under such contract, Mr. Rash will receive an annual base salary of not less than $267,500. Along with his base salary, he can receive an annual bonus of up to 50% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Rash's base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

         The Company has an employment agreement with Larry I. Fleming, Senior Vice President of the Company, for a term ending December 31, 2002 which renews automatically for successive one-year terms. Under such contract, Mr. Fleming will receive an annual base salary of not less than $197,500. Along with his base salary, he can receive an annual bonus of up to 50% of his base salary if the Company meets certain operating profit levels. Such employment agreement has a confidentiality provision, a one year noncompetition clause and provides for a severance payment equal to Mr. Fleming's base salary for the balance of the initial term of the Agreement (but not less than 12 months) in the event of his termination other than for cause.

         The Company had an employment agreement with G. Peter Konen, its former President. Under such contract, Mr. Konen received an annual base salary determined by the Board each year and a $600 per month car allowance. Along with his base salary, Mr. Konen was eligible to receive an annual bonus up to $84,500 if the Company met certain operating profit levels. Such employment agreement had a confidentiality provision, a two year noncompetition clause and provided for a severance payment equal to Mr. Konen's base salary in the event of his termination other than for cause. In addition, Mr. Konen is entitled to receive paid health insurance for 18 months, his unused vacation as of December 21, 1999, and $600 per month until June, 2001.

         The Company had an employment agreement with David P. Schnase, its former Senior Vice President Sales. Under such contract, Mr. Schnase received an annual base salary determined by the Board each year. Along with his base salary, Mr. Schnase was eligible to receive an annual bonus up to $35,000 if the Company met certain operating profit levels. Such employment agreement had a confidentiality provision a two-year noncompetition clause and provided for a severance payment equal to his then annual base salary in the event of his termination other than for cause.

OPTION/SAR GRANTS DURING 1999 FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE VALUE
                                                                                              AT ASSUMED ANNUAL RATES
                                                                                            OF STOCK PRICE APPRECIATION
                                                 INDIVIDUAL GRANTS                                FOR OPTION TERM
                           ------------------------------------------------------------     ---------------------------
                             NUMBER OF    PERCENT OF TOTAL
                            SECURITIES      OPTIONS/SARs
                            UNDERLYING       GRANTED TO      EXERCISE OR
                           OPTIONS/SARs     EMPLOYEES IN      BASE PRICE     EXPIRATION
NAME                        GRANTED(#)      FISCAL YEAR         ($/SH)          DATE         5%($)           10%($)
----                       ------------   ----------------   ------------    ----------      -----           ------
William H. Spell....        10,000(1)           2.4%            $3.50         09/16/09      $ 22,011         $ 55,780

James K. Rash.......        72,500(2)          17.6%            $3.5635       10/14/09      $162,432         $411,633

Larry I. Fleming....        67,500(1)           9.1%            $3.50         09/16/09      $148,576         $376,522

G. Peter Konen......             0              N/A               N/A            N/A             N/A              N/A

David P. Schnase....             0              N/A               N/A            N/A             N/A              N/A


(1) Option was granted on September 16, 1999 and vests at a rate of 2% per year starting September 16, 2000.

(2) Option was granted on October 15, 1999 and vests at a rate of 20% per year starting October 15, 2000.

OPTION/SAR EXERCISES IN 1999 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

         The following table sets forth information as to individual exercises of options, number of options and value of options at December 31, 1999 with respect to the named executive officers:

                                                                                 NUMBER OF
                                                                                UNEXERCISED           VALUE OF
                                                                                 SECURITIES          UNEXERCISED
                                                                                 UNDERLYING         IN-THE-MONEY
                                                                              OPTIONS/SARs AT      OPTIONS/SARs AT
                                                                                 FY-END(#)          FY-END($)(1)
                                         SHARES ACQUIRED                        EXERCISABLE/        EXERCISABLE/
                 NAME                      ON EXERCISE      VALUE REALIZED     UNEXERCISABLE        UNEXERCISABLE
                 ----                   -----------------   --------------     -------------        -------------
William H. Spell...................          150,000           $281,250       100,800/89,200      $243,450/225,300
James K. Rash......................                0                N/A             0/72,500              0/49,844
Larry I. Fleming...................                0                N/A             0/67,500              0/50,625
G. Peter Konen.....................          230,500            574,125             0/49,500(2)          0/136,125
David P. Schnase...................           74,500            214,094                  0/0                   0/0

(1) Based on the difference between the closing price of the Company's Common Stock as reported by Nasdaq at fiscal year end and the option exercise price.

(2) Such options terminated in connection with Mr. Konen's termination of employment.

DIRECTORS' COMPENSATION

         In 1999, Harry W. Spell, Chairman of the Board, and Bruce A. Richard, Vice Chairman of the Board, were each compensated for their services in such capacities at the annual rate of $30,000. George R. Long and Richard W. Perkins received fees of $12,000 and $21,000, respectively, for their roles as non-employee directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         OFFICE SHARING. The Company has an office sharing arrangement with Spell Capital Partners, LLC pursuant to which the Company pays $11,000 per month for space and administrative support. William H. Spell and Harry W. Spell are both members of Spell Capital Partners, LLC.

         LOANS TO PURCHASE STOCK. In fiscal 1999, the Company sold stock to its directors and executive officers and accepted Promissory Notes in payment of all or a portion of the consideration for such stock. The Company believes that each member of its management team should have a significant stake in the Company's financial performance. By having a meaningful amount of equity at risk, management's interests are closely aligned with those of the Company's shareholders. The Notes bear interest at the rate the Company is paying to the senior secured lender on its revolving credit facility, currently 8.1% per annum. Loans in excess of $60,000 were made to the following persons:

                                              HIGHEST AMOUNT OUTSTANDING    AMOUNT OUTSTANDING AS OF
              NAME AND TITLE                     DURING FISCAL 1999              MARCH 15, 2000
              --------------                     ------------------              --------------
William H. Spell, Chief Executive Officer            $340,488                       $340,488
James K. Rash, President                             $106,575                       $106,575
Larry I. Fleming, Senior Vice President              $ 98,547                       $ 98,547
John R. Cobb, Senior Vice President                  $ 86,953                       $ 86,953
Roger R. Robb, Chief Financial Officer               $ 89,447                       $ 89,447


STOCK PERFORMANCE CHART

         The following chart compares the cumulative total shareholder return on the Company's Common Stock with the S&P Smallcap 600 Index and an index of peer companies selected by the Company (the "Peer Group Index"). The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

                            TOTAL SHAREHOLDER RETURNS


                               [PLOT POINTS CHART]


                                 Indexed Returns
                                  Years Ending

                            Base
                            Period
Company Name/Index          Dec 94     Dec 95     Dec 96    Dec 97    Dec 98    Dec 99
------------------          ------     ------     ------    ------    ------    ------
Eagle Pacific Industries      100        64        122       100         89       189
S&P SmallCap 600 Index        100       129        155       192        188       210
Peer Group                    100       129        107       106         98        94

      The Peer Group Index includes the following companies: Lamson and Sessions Co. and Royal Group Tech Ltd.


       APPROVAL OF INCREASE IN SHARES RESERVED FOR 1997 STOCK OPTION PLAN
                                (PROPOSAL NO. 3)

GENERAL

         The Company currently has in effect a 1997 Stock Option Plan (the "Plan"). The Board has approved a 547,000 share increase in the number of shares reserved for the Plan and has directed that such increase be submitted to the shareholders for approval. The Board believes that the Plan has been, and will continue to be, important for attracting, retaining and providing incentives for those officers, directors and key employees upon whose judgment, initiatives and efforts the Company is largely dependent for the successful conduct of its business.

DESCRIPTION OF PLAN

         A general description of the basic features of the Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to the Company's Chief Financial Officer.

         PURPOSE. The purpose of the Plan is to promote the success of the Company by facilitating the employment and retention of competent personnel and by furnishing incentive to directors, officers, employees and key consultants upon whose efforts the success of the Company will depend to a large degree.

         TERM. Incentive stock options may be granted pursuant to the Plan during a period of ten years from the date the Plan was adopted by the Board of Directors, and nonqualified stock options may be granted until the Plan is discontinued or terminated by the Board of Directors.

         ADMINISTRATION. The Plan may be administered by the Board of Directors or a Committee of the Board (the "Administrator"). The Plan gives broad powers to the Administrator to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.

         ELIGIBILITY. All employees of the Company or any subsidiary are eligible to receive incentive stock options pursuant to the Plan. All employees, officers and directors of and consultants and advisors to the Company or any subsidiary are eligible to receive nonqualified stock options. As of March 15, 2000, the Company had approximately 836 employees, of which eight are officers, and four non-employee directors.


         OPTIONS. When an option is granted under the Plan, the Administrator, at its discretion, specifies the option price, the type of option (either "incentive" or "nonqualified") to be granted, and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's Common Stock, as that term is defined in the Plan. Unless otherwise determined by the Administrator, the exercise price of a nonqualified stock option will not be less than 100% of the fair market value on the date of grant. The market price of the Company's Common Stock on March 15, 2000 was $10.00. The period during which an option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise, are determined by the Administrator, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or, of approved by the Administrator, Common Stock of the Company valued at the stock's then "fair market value" as defined in the Plan. Each incentive stock option granted under the Plan is nontransferable during the lifetime of the optionee. Each outstanding option under the Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment or other relationship with the Company.


         CHANGE OF CONTROL. In the event that the Company is acquired through the sale of substantially all of its assets or through a merger or other transaction (a "Transaction"), all outstanding options will become immediately exercisable in full and will remain exercisable during the remaining terms of such outstanding options. The acceleration of the exercisability of outstanding options may be limited, however, if the acquiring party seeks to account for a Transaction on a "pooling of interests" basis which would be precluded if such options are accelerated. The Board may also take certain additional actions, such as terminating the Plan, providing cash or stock valued at the amount equal to the excess of the fair market value of the stock over the exercise price, or allowing exercise of the options for stock of the succeeding company.

         AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee, except as authorized in the event of a sale, merger, consolidation or liquidation of the Company. The Plan may not be amended in any manner that will cause incentive stock options to fail to meet the requirements of Code Section 422, and may not be amended in any manner that will: (i) materially increase the number of shares subject to the Plan, except as provided in the case of stock splits, consolidations, stock dividends or similar events;
(ii) change the designation of the class of employees eligible to receive options; (iii) decrease the price at which options will be granted; or (iv) materially increase the benefits accruing to optionees under the Plan, without the approval of the shareholders, if such approval is required to comply with Code Section 422 or the requirements of Section 16(b) of the Act.

         The Board of Directors will equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Company receives no consideration.

         FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the Plan. Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

         Incentive stock options granted pursuant to the Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income. The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

         PLAN BENEFITS. The table below shows the total number of stock options that have been received under the Plan by the indicated individuals and groups:

                                                               Number of
         Name and Position/Group                          Options Received(1)
         -----------------------                          -------------------

         William H. Spell, CEO                                   280,000
         James K. Rash, President                                 72,500
         Larry I. Fleming, Senior Vice President                  67,500
         G. Peter Konen, Former President                        205,000
         David P. Schnase, Former Senior Vice President           74,500
         Current Executive Officer Group                         694,500
         Current Non-Executive Officer Director Group            220,000
         Current Non-Executive Officer Employee Group            253,200

(1) This table reflects only the total stock options granted as of March 15, 2000, without taking into account exercises or cancellations. Because future grants of stock options under the Plan are subject to the discretion of the Administrator, the future benefits that may be received by such individuals or groups under the Plan cannot be determined at this time.

VOTE REQUIRED; RECOMMENDATION

         The Board of Directors recommends that the shareholders approve the increase in the shares reserved for the 1997 Stock Option Plan. Approval of the increase requires the affirmative vote of the greater of (i) a majority of the shares represented at the meeting with authority to vote on such matter of (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.


                     AMENDMENT OF ARTICLES OF INCORPORATION
                                  (PROPOSAL #4)

         At the Annual Meeting, shareholders will be asked to approve an amendment to the Company's Articles of Incorporation to change the name of the Company from "Eagle Pacific Industries, Inc." to "PW Eagle, Inc." The Board of Directors believes that "PW Eagle, Inc." reflects the combination of Eagle with PW Pipe, as a result of the merger of the two companies which occurred in the 3rd quarter of 1999. This name signifies the Company's broader product line and larger geographic territory. Accordingly, the Board of Directors has adopted and recommends for shareholder approval an amendment to the Articles of Incorporation of the Company which would change the name of the Company to "PW Eagle, Inc."

VOTE REQUIRED; RECOMMENDATION

         Adoption of the amendment to the Company's Articles of Incorporation to change the Company's name requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.


                              INDEPENDENT AUDITORS

         The Board of Directors has selected PricewaterhouseCoopers LLP as the Company's auditors for fiscal 2000.

         Deloitte & Touche LLP, independent public accountants, served as the auditors of the Company for fiscal 1998. On April 30, 1999, the Company dismissed Deloitte & Touche, LLP as its principal independent public accountant. The decision to dismiss the Company's certifying accountant was recommended and approved by the Company's Board of Directors. The report of Deloitte & Touche, LLP on the Company's financial statements for the past two fiscal years contain no adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits as of and for the years ended December 31, 1998 and 1997, there have been no disagreements between the Company and Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused it to make reference thereto in its report on the financial statements for the Company for such years.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders ("Insiders") are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based on a review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1999 all Section 16(a) filing requirements applicable to Insiders were complied with except that James K. Rash was late filing a report covering one transaction.


                              SHAREHOLDER PROPOSALS

         The proxy rules of the Securities and Exchange Commission permit shareholders of a Company, after timely notice to the Company, to present proposals for shareholder action in the Company's proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by Company action in accordance with the proxy rules. The Company did not receive from its shareholders any proposals for action at the 2000 Annual Meeting. Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the

2001 Annual Meeting of Shareholders must be received by the Company on or before November 23, 2000 to be includable in the Company's proxy statement and related proxy for the 2001 annual meeting.

         Also, if a shareholder proposal intended to be presented at the 2001 annual meeting but not included in the Company's proxy statement and proxy is received by the Company after February 7, 2001, then management named in the Company's proxy form for the 2001 annual meeting will have discretionary authority to vote shares represented by such proxies on the shareholder proposal, if presented at the meeting, without including information about the proposal in the Company's proxy materials.


                                     GENERAL

         Management knows of no other matters that will be presented at the Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority in the event that any additional matters should be presented.

         A copy of the Company's Form 10-K Annual Report for the past fiscal year (without exhibits) accompanies this Notice of Annual Meeting and Proxy Statement. No portion of such Report is incorporated herein or is considered to be proxy soliciting material. THE COMPANY WILL FURNISH TO ANY SHAREHOLDER, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K UPON THE PAYMENT IN ADVANCE OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). ANY SUCH REQUEST SHOULD INCLUDE A REPRESENTATION THAT THE SHAREHOLDER WAS THE BENEFICIAL OWNER OF SHARES OF EAGLE COMMON STOCK ON MARCH 17, 2000, THE RECORD DATE FOR THE 1999 ANNUAL MEETING, AND SHOULD BE DIRECTED TO: INVESTOR RELATIONS, EAGLE PACIFIC INDUSTRIES, INC., 2430 METROPOLITAN CENTRE, 333 SOUTH SEVENTH STREET, MINNEAPOLIS, MINNESOTA 55402.




                                       By Order of the Board of Directors,



                                       William H. Spell
                                       Chief Executive Officer

                         EAGLE PACIFIC INDUSTRIES, INC.

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 27, 2000
                           3:15 P.M. MINNEAPOLIS TIME
                          MINNEAPOLIS HILTON AND TOWERS
                              1001 MARQUETTE AVENUE
                             MINNEAPOLIS, MINNESOTA





EAGLE PACIFIC INDUSTRIES, INC.
333 SOUTH 7TH STREET, SUITE 2430, MINNEAPOLIS, MINNESOTA 55402             PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Harry W. Spell and William H. Spell, and each of them acting alone, with full power of substitution, his or her Proxies to represent and vote, as designated below, all shares of Eagle Pacific Industries, Inc. (the "Company") registered in the name of the undersigned, at the Company's 2000 Annual Meeting of Shareholders to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 3:15 p.m., Minneapolis Time, on Thursday, April 27, 2000, and at any adjournment thereof, and the undersigned hereby revokes all proxies previously given with respect to the Meeting.




                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]




1.  To set the number of directors at five.  [ ] For   [ ] Against   [ ] Abstain

2. To elect one Class III director to hold office until the 2003 Annual Meeting of Shareholders. (Nominee: Harry W. Spell)

      [ ] FOR the nominee listed above    [ ] WITHHOLD AUTHORITY to vote
                                              for nominee listed above

3.  To approve a 547,000 share increase in number of shares reserved for the 1997 Stock Option Plan.
                                             [ ] For   [ ] Against   [ ] Abstain

4. To amend the Articles of Incorporation to change the Company's name to "PW Eagle, Inc."

                                             [ ] For   [ ] Against   [ ] Abstain

5. OTHER MATTERS. In their discretion, the appointed Proxies are authorized to vote upon such other business as may properly come before the meeting.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN FOR A PARTICULAR PROPOSAL, WILL BE VOTED FOR SUCH PROPOSAL.

Address Change? Mark Box [ ] Indicate changes below:

                                           Date ____________________________

                                         ______________________________________
                                        |                                      |
                                        |                                      |
                                        |______________________________________|

                                        Signature(s) in Box
                                        (PLEASE DATE AND SIGN name(s) exactly as shown on your stock certificate. Executors, administrators, trustees, guardians, etc., should indicate capacity when signing. For stock held in Joint Tenancy, each joint owner should sign.)